UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

November 20, 2008

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Modification to the Cash Incentive Compensatory Plan of Certain Officers.

On November 20, 2008, the Board of SWS Group, Inc. (the “Company”) approved modifications to the cash incentive award portion of the total compensation for Donald W. Hultgren, Chief Executive Officer, and Kenneth R. Hanks, Chief Financial Officer. The modification is effective July 1, 2008 and does not change Mr. Hultgren’s or Mr. Hanks’ base salary.

Prior to the modifications, the cash incentive award for Messrs. Hultgren and Hanks was based on (i) the Company’s fiscal year operating results, measured by return on equity, and (ii) the individual’s contribution for the year. The calculation of the preliminary cash incentive award amount was equal to (i) the base salary of the executive officer multiplied by (ii) a “multiplier” determined by the Company’s return on equity. The amount of the multiplier is set forth in the table below under the column heading “Award %.” If the Company’s return on equity was less than 8.0%, then no cash incentive award was paid. The preliminary cash incentive award was then subject to review by the Company’s Compensation Committee (the “Committee”), which could adjust the award to compensate for unusual events which might otherwise skew the calculation and produce results contrary to the Company’s compensation policies.

After the modifications, the cash incentive award calculations for Messrs. Hultgren and Hanks are now based on (i) a combination of the Company’s (a) return on equity and (b) consolidated pretax income and (ii) the individual’s contribution for the year. The calculation of the cash incentive award for each of Messrs. Hultgren and Hanks starts with the determination of a specified percentage of the Company’s pretax income. The percentage (the “Pretax Income Percentage”) is determined by the Committee based on the compensation earned by similarly situated executives at a group of financial institutions that either directly compete with the Company for business and/or talent or are organizations with similar scope, size and other characteristics as the Company. Each of Messrs. Hultgren and Hanks automatically receive 50% of the Company’s pretax income multiplied by the Pretax Income Percentage as a cash incentive award. Each of Messrs. Hultgren and Hanks are entitled to receive additional cash incentive award compensation equal to (i) 50% multiplied by (ii) the Company’s pretax income multiplied by (iii) the Pretax Income Percentage multiplied by (iv) a “multiplier” determined by the Company’s return on equity. The amount of the multiplier is set forth in the table below under the column heading “Award %.” If the Company’s return on equity is less than 8.0%, then no cash incentive award will be paid based on the Company’s return on equity. However, the executive officer is still entitled to receive the cash incentive award based solely on the Company’s pretax income. The cash incentive award is then subject to review by the Committee, which can adjust the award to compensate for unusual events which might otherwise skew the calculation and produce results contrary to the Company’s compensation policies.

The following table is identical to the table produced in the Company’s proxy statement filed October 10, 2008.

Cash Incentive Plan ROE Multiplier Table

ROE	Award %	ROE	Award %
8.00%	10%	12.50%	100%
8.50%	20%	15.00%	125%
9.00%	30%	17.50%	150%
9.50%	40%	20.00%	175%
10.00%	75%	25.00%	200%
10.50%	80%	30.00%	225%
11.00%	85%	35.00%	250%
11.50%	90%	40.00%	275%
12.00%	95%	45.00%	300%
		50.00%	325%

The Company generally pays cash incentive awards to Messrs. Hultgren and Hanks using the following payment schedule: the first $150,000 is paid in cash, shortly after the end of the fiscal year; 50% of the next $150,000 is paid concurrently, 30% is deferred for 12 months and 20% is deferred for 24 months; and for any amount over $300,000, 34% percent is paid concurrently, 33% is deferred for 12 months, and the remaining 33% is deferred for 24 months. The deferred portion of the cash incentive award does not earn interest and is payable only if Messrs. Hultgren and Hanks remain employed by the company at the one- and two-year anniversaries of the compensation committee review and approval, usually in August of each year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: November 26, 2008	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks
Executive Vice President, Chief Financial Officer and Treasurer

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